Exhibit 10.8

June 27, 2005

Mr. David McGlade

Chief Executive Officer

Intelsat, Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke, HM 08

Bermuda

Dear Mr. McGlade:

1.	Introduction

This letter confirms the engagement of FTI Palladium Partners, a division of FTI Consulting Inc. and its wholly owned subsidiaries (collectively referred as “FTI”) by Intelsat, Ltd. (“you,” “your” or “Intelsat” or the “Company”) to provide certain employees to the Company to assist it and its affiliates with the services described below (the “Engagement”). This letter of engagement and the related supporting schedules constitute the engagement contract (the “Engagement Contract”) pursuant to which the Services will be provided.

2.	Scope of Services

To the extent requested by the Company, FTI will provide the following individuals to work with you and your team in connection with the services (the “Services”) outlined below:

•	Provide the services of Greg Rayburn for overall engagement oversight and consultation.

•	Provide the services of Bob Medlin to serve as a financial specialist employee (the “financial specialist”) of the Company, reporting directly to the Chief Executive Officer of the Company; and serving as the interim Chief Financial Officer; and

•	Provide the services of other temporary employees (the “Temporary Employees”) to support Bob Medlin in his role as financial specialist as follows:

1.	Assist in managing and interacting with the “working group” professionals who are currently assisting the Company in the process to improve coordination of their effort and individual work product to be consistent with the Company’s overall objectives;

2.	Assess the finance department management teams and the functional capabilities of the Company;

3.	Identify both the gaps and the opportunities that exist between the departments in the Company;

4.	Develop and implant business process changes that will serve to close the gaps and capitalize on the opportunities identified;

5.	Design, evaluate and maintain the Company’s disclosure controls and procedures and internal control over the financial reporting, and if requested by the Company, sign representations and certifications for submission with SEC filings as to such controls;

6.	Perform the duties of Chief Financial Officer and assist in the recruiting and retention of a permanent replacement for that position; and

7.	Provide such other services as may be requested by the Chief Executive Officer.

We will keep you informed in advance as to our intended staffing and will not add additional Temporary Employees to the assignment without first obtaining your consent that such additional resources are required and do not duplicate the activities of other employees or professionals. In addition, we will promptly on your request provide additional qualified Temporary Employees. Moreover, we will attempt to utilize Company personnel to fulfill such roles and will take such steps as may be necessary to avoid duplication with the Company’s other professionals. Furthermore, we will obtain your consent as to the areas of responsibility being filled by all Temporary Employees and will adjust the staffing level upwards or downwards as you direct.

In addition to these specific services, we understand that at your request and to the extent appropriate, such Temporary Employees may be asked to participate in meetings and discussions with the Company and other constituencies and their respective professionals.

The Services of the Temporary Employees may be performed by FTI or by any subsidiary of FTI, as FTI shall determine. FTI may also provide non-officer Services through agents or independent contractors. References herein to FTI and its employees shall be deemed to apply also, unless the context shall otherwise indicate, to employees of each such subsidiary and to any such agents or independent contractors and their employees. Prior to providing services hereunder, each Temporary Employee, FTI subsidiary, agent, independent contractor and employee thereof shall execute a confidentiality agreement similar to the Confidentiality Agreement (as defined in Section 4).

3.	No Assurance on Financial Data

Because of the time and scope limitations implicit in this Engagement, the depth of our analyses and verification of the data is significantly limited. We understand that our Temporary Employees are not being requested to perform an audit or to apply generally accepted auditing standards or procedures for such purposes.

4.	Privileged and Confidential Information and Work Product

The Company acknowledges that all consulting-related advice (written or oral) given by the Temporary Employees to the Company in connection with the Engagement is intended solely for the benefit and use of the Company (limited to the Board of Directors thereof and management) and we understand that the Company has agreed to treat any consulting-related advice received from us, whether orally or in writing, confidential and, except as provided in this Engagement Contract, will not publish, distribute or disclose in any manner any consulting-related advice developed by or received from us without our prior written approval (except to the Company’s respective officers, directors, employees, attorneys, advisors, shareholders, lenders, or prospective investors or lenders and persons who have a need to know such information in order to perform services under this Engagement Contract). Such approval shall not be unreasonably withheld. Our approval is not needed if (a) the advice sought is required to be disclosed by law or the rules of the NASDAQ Market or any stock exchange upon which the Company’s stock is listed or by an order binding on the Company or us, issued by a court having competent jurisdiction over the Company or us, as applicable (unless such order specifies that the advice to be disclosed is to be placed under seal), (b) such information is otherwise publicly available, (c) the disclosure is of information in the possession of the Company prior to this Engagement or is independently developed by the Company, or (d) the disclosure is of information acquired from a third party who, to the Company’s knowledge, owes no obligation of confidence with respect to such information.

We agree that all non-public, confidential or proprietary information (“Information”) that is received by us from the Company or the Company’s accountants or outside counsel in connection with this engagement will be subject to the separate Confidentiality Agreement, dated as of May 31, 2005 (the “Confidentiality Agreement”), between FTI and the Company.

5.	Fees

Our agreed upon compensation for the services to be rendered pursuant to this letter agreement is set forth on Schedule I. We will also be reimbursed for customary and reasonable documented out-of-pocket expenses including, but not limited to, travel, lodging, costs of reproduction, reasonable out-of-pocket counsel fees not to exceed $50,000 and other direct expenses.

We will require a retainer (the “Retainer”) of $50,000, due upon the execution of this Engagement Contract. We will further submit to the Company monthly invoices for services rendered and expenses incurred by additional temporary employees, which are due within 30 business days of receipt. Upon the conclusion of this engagement, the Retainer either will be returned to the Company upon payment in full of all of our outstanding invoices or, if such payment has not been made, in our sole discretion, applied to any outstanding invoice.

It is understood that if employees of FTI are required to testify at any administrative or judicial proceeding relating to this matter (whether during the term of this letter agreement or after termination), FTI will be compensated by the Company at the regular hourly rates for each such employee, in effect at the time, and reimbursed for reasonable out-of-pocket expenses (including reasonable counsel fees).

The Company agrees to promptly notify FTI if it extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that it will pay FTI a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus, to be paid to FTI’s former principal or employee that the Company or any of its subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

6.	Conflicts of Interest

Based on the list of interested parties (the “Potentially Interested Parties”) provided by you, we have undertaken a limited review of our records to determine FTI’s professional relationships with the Company, the Administrative Agent and the existing lenders under the Credit Agreement, dated as of January 28, 2005, as amended, among Zeus Merger One Limited, Zeus Merger Two Limited, the Administrative Agent thereunder and the lenders party thereto. From the results of such review, we are not aware of any conflicts of interest or relationships that would preclude us from performing the above Services for you.

As you know, we are a large consulting firm with numerous offices and we are regularly engaged by new clients which may include one or more of the Potentially Interested Parties. We will not accept an engagement with any of the Potentially Interested Parties or any other party that directly or materially conflicts with this Engagement without your prior written consent.

7.	Limitation of Liability

The Company agrees to indemnify, hold harmless and defend FTI against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, reasonable out-of-pocket costs, fees, expenses and disbursements including, without limitation, the reasonable out-of-pocket costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which FTI is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with the engagement of FTI by the Company or any services rendered pursuant to such engagement; provided that the Company will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of a court of competent jurisdiction to have resulted from an indemnified person’s bad faith, self dealing, gross negligence or willful misconduct. These indemnification provisions extend to the officers, directors, principals, members, managers, and employees of FTI and shall survive for 1 year after the termination or expiration of the engagement. The contract rights to indemnification conferred in this paragraph shall not be exclusive of any other right that any indemnified person may have or hereafter acquire under any statute, agreement, order of a bankruptcy court or pursuant to any directors and officers liability insurance policy (including any such policy identified in Schedule I). The Company shall also reimburse any indemnified person for all reasonable out-of-pocket expenses incurred in connection with enforcing such indemnified person’s rights under this letter agreement.

In addition to the above indemnification, FTI personnel serving as employees of the Company will, to the extent permitted by applicable law, be entitled to the benefit of the indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, certificate of incorporation, by contract or otherwise.

The Company agrees that it will specifically include and cover Bob Medlin (and any other employee of FTI who, at the request of the Board of Directors of the Company, agrees to serve as an officer of the Company) under the Company’s policies for directors’ and officers’ insurance. The Company agrees to also maintain insurance coverage for Mr. Medlin for a period of not less than two (2) years following the date of termination of such employee’s services hereunder. The provisions of this Section 7 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect any of Mr. Medlin’s rights hereunder. The obligations of the parties as reflected in this Section 7 shall survive the termination of the Engagement as set forth above.

The parties intend that an independent contractor relationship will be created by this letter agreement. As an independent contractor, FTI will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. None of FTI’s employees serving as a Temporary Employee, including Bob Medlin in his capacity as Financial Specialist of the Company, will be entitled to receive from the Company any salary, bonus, compensation, vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employee benefits. FTI will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business (including those related to Bob Medlin and the Temporary Employees).

8.	Waiver of Jury Trial/Dispute Resolution

The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon or arising out of or in connection with the engagement of FTI by the Company or any services rendered pursuant to such engagement or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and FTI and shall be subject to no exceptions.

9.	Term of Engagement

This letter agreement shall be effective as of the date hereof and shall continue in effect until termination or completion of our engagement hereunder. Either you or we may terminate this letter agreement and our engagement at any time upon the giving of at least thirty (30) days prior written notice to the other party or immediately by a party upon a material breach of this Agreement by the other party. Termination shall not affect our right to receive payment for services performed, reimbursement for reasonable out-of-pocket expenses properly incurred (in accordance with the terms of this letter agreement) or the Company’s obligations under Section 7 herein. In the event of termination prior to the end of a calendar month, you agree to pay us a pro rata portion of any set monthly compensation based upon the number of days elapsed in the month up to the effective time of termination.

To the extent FTI is terminated without Cause (as defined below), FTI shall be entitled to the exit fee as set forth in Schedule I hereto payable within 30 days following termination. For purposes of this Engagement Contract, “Cause” shall mean if (i) any of the Officers is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony, (ii) any of the Officers willfully disobeys a lawful direction of the Board of Directors; or (iii) a breach of any of FTI’s or the Officers’ material obligations under this Engagement Contract.

If any provision of this Engagement Contract shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excluded from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or as if such provision had not been originally incorporated herein, as applicable.

This Engagement Contract and each related confidentiality agreement constitute the entire understanding between the parties with respect to the subject matter and supercede all prior written and oral proposals, understandings, agreements and/or representations, all of which are merged herein. Any amendment or modification of this letter agreement shall be in writing and executed by each of the parties hereto.

10.	Governing Law and Jurisdiction

This Engagement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Courts of New York shall have exclusive jurisdiction in relation of any claim, dispute or difference concerning the Engagement Agreement and any matter arising from it. The parties hereto irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought to an inconvenient forum or to claim that those Courts do not have jurisdiction.

11.	Notice

All notices required or permitted to be delivered under this Engagement Contract shall be sent, if to us, to the address set forth above, to the attention of Dianne R. Sagner, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Engagement Contract shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

12.	Continuation of Terms

The terms of the Engagement Contract that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, section 4 and section 7, are intended to survive such termination or expiration and shall continue to bind all parties.

13.	Citation of Engagement

Notwithstanding anything to the contrary contained herein, after the engagement of FTI becomes a matter of public record, we shall have the right to disclose our retention by the Company or the successful completion of its services hereunder in marketing or promotional materials placed by FTI, at its own expense, in financial and other newspapers or otherwise.

We look forward to working with you on this matter. Please sign and return a copy of this letter signifying your agreement with the terms and provisions herein. If you have any questions, please contact Greg Rayburn at (212) 499-3622 or Bob Medlin at (214) 397-1605.

Very truly yours,

FTI Palladium Partners (a division of FTI Consulting, Inc.)

By:	/s/ Greg Rayburn
Greg Rayburn
Senior Managing Director

Date:	June 27, 2005

Agreed by:

Intelsat, Ltd.

By:	/s/ David McGlade
David McGlade
Chief Executive Officer

Date:	June 27, 2005

SCHEDULE I

Compensation Requirements

A)	FTI will be paid a monthly fee in arrears in the amount of $85,000 on the first business day of each month for the services of Bob Medlin. Fees in connection with this Engagement for the additional Temporary Employees will be based upon the time spent in providing the Services, multiplied by our standard hourly rates, summarized as follows:

Per Hour
Senior Managing Director	$550-625
Director / Managing Director	$370-525
Associates / Consultants	$185-345
Administrative	$75-100

As deemed appropriate and necessary and in accordance with the Engagement Contract, in addition to the Temporary Employees, experts or individuals from FTI’s specialty service areas, including but not limited to tax and/or insurance consulting, may be called upon to perform specific advising from time to time. Fees for these individuals will be based upon their time reasonably spent in providing those specialty services, multiplied by their hourly rates.

Hourly rates are subject to periodic adjustment. We will notify you of any such changes to our rates. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work. In addition to the fees outlined above, FTI will bill for reasonable expenses relative to the Engagement Contract which may include airfare, meals and hotel accommodations, telephone, industry research as directed by and for the benefit of the Company relative to the Engagement Contract counsel fees, duplicating and printing, etc.

B)	FTI will earn and be paid by the Company an exit fee of $150,000 upon the satisfactory conclusion of the engagement, subject to the Engagement Contract not being terminated voluntarily by FTI or for Cause by the Company; provided, however, that in the event the Company recruits and hires a permanent Chief Financial Officer during the term of this Engagement Contract with the assistance of FTI and without using the services of a separate retention firm, then the amount of such exit fee shall be $250,000 (subject to the same provisions referred to in this clause (B)), and that in such event, should such permanent Chief Financial Officer not remain employed by the Company or its affiliates for a period of at least one (1) year, FTI shall assist the Company in recruiting a replacement Chief Financial Officer for no additional fee. In addition, in the event that this Engagement Contract is terminated without Cause by the Company and the Company pays only the regular $150,000 exit fee to FTI in accordance with the provisions of this Engagement Contract, and within ninety (90) days of termination the Company recruits and hires a permanent Chief Financial Officer who was first introduced to the Company by FTI, the Company shall pay FTI an additional $100,000 of exit fee within thirty (30) days of such hire.